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                                                                      Exhibit 23





                       Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-30994, Form S-8 No. 33-32526, Form S-8 No. 33-18771, Form S-8
No. 33-61491, and Form S-8 No. 33-61439) pertaining to the Employee Savings and Investment Plan, Long-Term Incentive Plan, Employee Thrift Plan, and 1995 Executive Compensation Plan of A. H. Belo Corporation of our report dated January 27, 1997, except for Note 11, as to which the date is February 28, 1997, with respect to the consolidated financial statements of A. H. Belo Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1996.


                                          /s/ ERNST & YOUNG LLP

Dallas, Texas
March 7, 1997